Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into on this 28th day of January, 2025 (the “Execution Date”), by and between OS Therapies Incorporated, a Delaware corporation (“Purchaser”) and Ayala Pharmaceuticals, Inc., a Delaware corporation formerly known as Advaxis, Inc. (the “Seller”). Purchaser and Seller may each be referred to herein as “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns certain HER2 and Listeria monocytogenes (Lm) platform related intellectual property, including, without limitation, certain Lm construct patents;

WHEREAS, Seller and Purchaser entered into that certain Amended and Restated Development, License and Supply Agreement effective as of November 13, 2020, as amended from time to time (the “License Agreement”), whereby Seller granted a license to Purchaser to utilize its HER2 construct patents to develop and commercialize HER2 in the Field (as defined in the License Agreement), under the terms and conditions set forth therein;

WHEREAS, Seller desires to sell, assign, transfer, and convey to Purchaser, and Purchaser desires to purchase, assume and accept certain assets and rights of Seller in the aforesaid intellectual property, including those subject to the License Agreement, and certain specified liabilities as more fully described in this Agreement, under the terms and conditions set forth herein; and

WHEREAS, the Seller and Purchaser desire to terminate the License Agreement subject to, and effective as of, the Closing (as defined below).

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Purchase and Transfer of Assets.

1.1.  At Closing, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase, assume, accept and acquire from Seller, all of Seller’s right, title and interest in and to the following assets of Seller (the “Assets”):

a.  All HER2 and Listeria monocytogenes (Lm) platform related patents identified on Schedule 1(a) attached hereto and incorporated herein by reference (“Patents”);

b.  All other HER2 and Listeria monocytogenes (Lm) related intellectual property (“Intellectual Property”);

c.  All inventions, invention disclosures, and discoveries claimed by and disclosed as part of the Patents and Intellectual Property;

d.  All products, compounds, treatments, and therapies containing the Patents or constituting part of the Intellectual Property;

e.  The third-party license agreements concerning or relating to the Patents and/or Intellectual Property identified on Schedule 1(e) attached hereto, to the extent assignable (“IP Licenses”);

f.  All enforcement rights and right to pursue and recover from any infringement (whether past, current or future) of the Patents or Intellectual Property;

g.  All rights to collect royalties or other payments, arising from and following the Closing, directly relating to the Patents or Intellectual Property; and

h.  All rights to apply for in any or all countries patents, certificates of invention, utility models, design protections, or other governmental grants or issuances of any type directly related to any of the Patents and/or underlying the Intellectual Property and the inventions, invention disclosures, and discoveries therein or therefrom;

i.  The Amended and Restated License Agreement between Seller and the Trustees of the University of Pennsylvania (including any successors thereof, “University of Pennsylvania” or “Penn”), effective July 1, 2022, as amended and restated on February 13, 2007 (as amended from time to time, the “Penn License Agreement”);

j.  All Investigational New Drug Applications (“IND”) relating to the Patents and/or Intellectual Property identified on Schedule 1(j) attached hereto, to the extent assignable (“IND Assets”);

k.  All documents in Seller’s possession directly relating to the Patents and/or Intellectual Property, including the HER2 Asset Related Materials (the “Asset Documents”); and

l.  All other assets directly related to or containing the Patents or Intellectual Property.

1.2.  Notwithstanding the foregoing, the Assets shall not include Excluded Assets and Seller shall be permitted (but not obligated) to retain copies of Asset Documents, solely for archival purposes. “Excluded Assets” means all assets, rights and interests of Seller that are not expressly included in the Assets, including: (i) certificates of incorporation, organizational documents and registrations and other documents relating to the organization, maintenance, existence and operation of Seller and its subsidiaries; (ii) subject to Section 5(b) below, books and records of Seller and its subsidiaries; (iii) other than the Assets, approvals, permits, and certificates obtained from any international, federal, state, or local government, governmental, regulatory, or administrative authority, agency, regulatory body, instrumentality, or commission, as well as any court, tribunal, judicial, or arbitral body, or any department or branch of any of the foregoing (“Governmental Authority”); (iv) all insurance policies and binders and all claims, refunds and credits therefrom; (v) equipment, cash and cash equivalents and securities; (vi) other than the Assets or Assumed Liabilities, any contracts; and (vii) Seller’s rights under this Agreement or any other agreements entered into by the Parties in connection with this Agreement (the “Related Agreements”).

1.3.  Notwithstanding anything herein to the contrary, (i) this Agreement will not constitute an assignment or transfer of, an attempted assignment or transfer of, or an agreement to effect an assignment or transfer of, Assets that are not assignable or transferable without the consent of another Person (that has not been obtained at or prior to Closing) (the “Non-Transferable Assets”), if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach of any contract, permit or approval underlying such Asset in the absence of such consent, (ii) except for the condition provided in Section 5(a) regarding the Penn License Agreement, Closing shall occur notwithstanding the foregoing, and (iii) Seller is not undertaking any obligation to obtain (including, without limitation, an obligation to pay any fees in order to obtain) the consent of such other Person to the assignment or transfer of any such Non-Transferable Asset (including, for the sake of clarity, the IP Licenses and the IND Assets) to Purchaser, other than the obligation, for a period not to exceed 30 days following the Closing, to execute an assignment deed (to effectuate the transfer of such Non-Transferable Asset to Purchaser in accordance with the terms of this Agreement) in a form reasonably acceptable to Seller.

2.  Liabilities.

a.  Excluded Liabilities. Except for the Assumed Liabilities (defined in Section 2(b)), Purchaser is not acquiring, assuming, or purchasing any of the Seller’s debts, liabilities, or other obligations (“Excluded Liabilities”). Seller shall remain responsible for all Excluded Liabilities before, during, and after Closing.

b.  Assumed Liabilities. At Closing, Purchaser hereby assumes and agrees to perform, discharge and pay the following liabilities (the “Assumed Liabilities”):

i.  All liabilities related to, or arising from, the Assets, accruing from and following the Closing;

ii.  Seller’s obligations to the University of Pennsylvania in connection with the Assets;

iii.  Seller’s obligation to pay Pearl Cohen and Alston & Bird in connection with the Assets;

iv.  Seller’s obligations under those certain IP Licenses and IND Assets that are expressly assigned to Purchaser; and

v.  Transfer Taxes (as defined below).

3.  Purchase Price for the Assets.

3.1.  The total consideration for the Assets shall be as follows (the “Purchase Price”):

a.  Cash Consideration to Seller. Purchaser shall pay the total sum of Four Hundred Thousand Dollars ($400,000.00) to Seller as follows: (i) One Hundred Fifty Thousand Dollars ($150,000.00) on the Execution Date or the immediately succeeding business day thereafter, and (ii) Two Hundred Fifty Thousand Dollars ($250,000.00) on the Closing Date. Payments shall be made by wire transfer of immediately available funds to the account designated in writing by Seller at least three (3) business days prior to the respective payment due date.

b.  Cash Consideration to Alston & Bird. On the Closing Date, Purchaser shall pay on behalf of Seller the sum of One Hundred Thousand ($100,000.00), to the law firm of Alston & Bird by wire transfer of immediately available funds to the account designated in writing by Seller at least three (3) business days prior to the Closing Date.

c.  Stock Issuance.

i.	Purchaser shall issue to Seller a number of shares of common stock of Purchaser, par value $0.001 per share (the “Common Stock”), equal to (x) $7,500,000 divided by (y) the volume-weighted average price of the Common Stock over the thirty (30) trading days immediately preceding the Closing Date (as defined below) on the NYSE American as reported by Bloomberg L.P. (such shares of Common Stock, the “Consideration Shares”); provided, however, that if the issuance of the Consideration Shares would cause Seller to beneficially own more than 9.99% of Purchaser’s outstanding Common Stock immediately following such issuance (the “Beneficial Ownership Limitation”), Purchaser shall issue to Seller (i) the maximum number of shares of Common Stock that Seller may beneficially own without exceeding the Beneficial Ownership Limitation, and (ii) a warrant, in the form attached hereto as Exhibit F, to purchase a number of shares of Common Stock equal to (x) the total number of Consideration Shares minus (y) the number of shares of Common Stock issued to pursuant to clause (i) (the “Warrant” and the shares of Common Stock issuable thereunder, the “Warrant Shares”). If, between the Execution Date and the Closing, the outstanding shares of Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change, the Consideration Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide Seller with the same economic effect as contemplated by this Agreement prior to such change. The resale of the Consideration Shares shall be subject to that certain Lock Up Agreement (as defined herein).

ii.	Notwithstanding the foregoing, if the issuance of the Consideration Shares and Warrant Shares would cause Seller to beneficially own more than 19.99% of Purchaser’s outstanding Common Stock immediately following such issuance (the “NYSE Ownership Limitation” and the number of Warrant Shares that would cause such NYSE Ownership Limitation to be exceeded, the “Additional Consideration Shares”), then (A) Purchaser shall issue to Seller at Closing (i) the maximum number of shares of Common Stock that Seller may beneficially own without exceeding the Beneficial Ownership Limitation, and (ii) the Warrant to purchase the maximum number of Warrant Shares that Seller may beneficially own without exceeding (together with the Consideration Shares) the NYSE Ownership Limitation, and (B) immediately after, and subject to, obtaining the Purchaser Stockholders Approval (as defined below), shall issue to Seller a number of Common Stock equal to the number of Additional Consideration Shares.

3.2.  Purchaser shall pay any stamp, documentary, registration, use, transfer, sales, added-value or other non-income tax (a “Transfer Tax”) imposed under applicable law in connection with the transactions contemplated hereby. The Parties shall cooperate to prepare and timely file any tax returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

4.  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held remotely, by the electronic exchange of documents and signatures, within one (1) business day following the time at which all conditions set forth in Section 5 have been satisfied or waived by the applicable Party, or such other date and time mutually agreed to in writing by the Parties (the date and time of the Closing, the “Closing Date”).

5.  Closing Conditions. The obligation of the Parties to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the applicable Party in writing.

a.  Assignment of Penn License Agreement. The Parties and Penn shall, at or prior to the Closing Date, execute an assignment agreement for the assignment of the Penn License Agreement from Seller to Purchaser in substantially the form previously agreed between the Parties.

b. Closing Deliverables.

i.  Closing Documents. The Parties shall duly execute and deliver on or before the Closing Date, (i) that certain Patent Assignment Agreement attached hereto as Exhibit A and incorporated herein by reference, (ii) that certain Termination of License Agreement attached hereto as Exhibit B and incorporated herein by reference, (iii) that certain Lock Up Agreement attached hereto as Exhibit C and incorporated herein by reference (the “Lock Up Agreement”) and (iv) that certain Registration Rights Agreement (the “RRA”) attached hereto as Exhibit D and incorporated herein by reference.

ii.  Asset Related Materials. Seller shall deliver on or before the Closing Date all HER2-related materials in its possession, including, but not limited to, any and all files, documents, and materials (whether in electronic or tangible format) that were filed with the United States Patent and Trademark Office and any other files, documents, and materials (whether in electronic or tangible format) that directly relate to the investigation, evaluation, preparation, prosecution, maintenance, defense, enforcement, filing, issuance, or registration of any of the Patents or other Assets, as well as any abandoned or expired applications in the same patent family as any of the Assets or claiming priority from or having priority claims to any of the Assets, in each case, in Seller’s possession (“HER2 Asset Related Materials”).

c.  Stockholder Approval. The obligations of the parties to consummate the Closing is subject to Seller obtaining the Seller Stockholder Approval (as defined below).

d.  Purchase Price. At Closing, Purchaser shall (i) make the wire of funds pursuant to Sections 3.1(a) and (b) and (ii) deliver or cause to be delivered to Seller the Consideration Shares as well as, if applicable, an executed copy of the Warrant. To that end, Purchaser shall issue irrevocable instructions to its transfer agent in the form attached hereto as Exhibit E and incorporated herein by reference (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of Seller or its respective nominee(s), for the Consideration Shares.

6.  Representations and Warranties of Seller. Seller hereby makes the following representations and warranties, which shall be true and correct as of Closing:

a.  Authority. Seller has the full corporate power and authority to enter into and, subject to obtaining the approval of the stockholders of Seller holding a majority of the outstanding shares of common stock of the Seller (the “Requisite Vote” and, such approval, the “Seller Stockholder Approval”), perform this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. This Agreement and the Related Agreements constitute a valid and binding agreement enforceable in accordance with their terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law (collectively, the “Enforceability Limitations”).

b.  Absence of Conflicts and Consents. Except as set forth in Schedule 6b hereto, the execution, delivery and, subject to obtaining the Seller Stockholder Approval, performance of this Agreement and the Related Agreements, and, subject to obtaining the Seller Stockholder Approval, the consummation of the transactions herein and therein contemplated, do not or will not: (i) conflict with or violate any provision of the Seller’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, alter, impair, or result in any breach or default under any agreement or other instrument to which Seller is a party or by which it or the Assets are bound; (iii) result in the imposition of any fees, payments, or any lien or encumbrance upon any Asset, other than Permitted Encumbrances (as defined below); or (iv) require any consent, approval or other action by or notice to any third party under any agreement or other instrument to which the Seller is a party or by which it or the Assets are bound, or, to Seller’s knowledge, under any law, rule, regulation, ordinance, judgment, order or decree to which the Seller or the Assets are subject, except for any such consents, approvals, actions or notices that will have been received by the Seller, or any such notices that will have been provided by Seller, prior to the Closing, and except in the case of each of clauses (ii) and (iii), such as do not have or reasonably be expected to result in a material adverse effect (x) on the results of operations, assets, business, or condition (financial or otherwise) of the Seller and its subsidiaries, taken as a whole, or (y) on Seller’s ability to perform in any material respect on a timely basis its obligations under this Agreement and the Related Agreements.

c.  Title to Assets. Seller has good and marketable title, or leasehold interest in and to, the Assets, and shall deliver at Closing, good and marketable title to, or leasehold interest in, the Assets, free and clear of all security interests, liens, mortgages, charges, rights of first refusal, and other encumbrances (collectively, “Encumbrances”), excluding Permitted Encumbrances. For the sake of clarity, nothing in this Section 6(c) is or will be construed as a representation or warranty by Seller regarding infringement, misappropriation or breach (or lack thereof) of any third party rights. For purposes of this Agreement, “Permitted Encumbrances” means (i) Encumbrances for taxes not yet delinquent or being contested in good faith, (ii) Encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen or similar Encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith, and (iii) imperfections of title, which do not materially detract from the value, materially impair the marketability of title or materially impair the use or operation of the property or asset subject thereto.

d.  Restricted Securities. Seller understands that the Consideration Shares (and, if applicable, the Warrant and the Warrant Shares and the Additional Consideration Shares) will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering, and that under such laws and applicable regulations such Consideration Shares (and, if applicable, the Warrant and the Warrant Shares and the Additional Consideration Shares) may not be resold without registration under the Securities Act of 1933, as amended (“Securities Act”), except in certain limited circumstances.

e.  Accredited Investor Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

f.  Solvency. After giving effect to the transactions contemplated herein, Seller currently owns assets and property that have a fair saleable value greater than the amounts required to pay its debts.

g.  No Other Representations. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY ALL OF ITS RIGHT, TITLE AND INTEREST IN AND TO THE ASSETS TO PURCHASER AND PURCHASER SHALL ACCEPT THE ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” Other than as expressly set forth in this Section 6 or any Related Agreement, neither Seller nor any other person makes or has made any other express or implied representation or warranty, either written or oral, that is not included in the representations and warranties set forth in this Section 6 or any Related Agreement.

7.  Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties, which shall be true and correct as of Closing:

a.  Authority. Purchaser has the full corporate power and authority to enter into and perform this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. This Agreement and the Related Agreements constitute a valid and binding agreement enforceable in accordance with their terms, subject to the Enforceability Limitations.

b.  Absence of Conflicts and Consents. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions herein and therein contemplated, do not or will not: (i) conflict with or violate any provision of the Purchaser’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, alter, impair, or result in any breach or default under any agreement or other instrument to which Purchaser is a party or by which it or its assets are bound; (iii) result in the imposition of any fees, payments, or any lien or encumbrance upon Purchaser or any of its assets, other than Permitted Encumbrances; or (iv) require any consent, approval or other action by or notice to any third party under any agreement or other instrument to which Purchaser is a party or by which it or its assets are bound, or, to Purchaser’s knowledge, under any law, rule, regulation, ordinance, judgment, order or decree to which Purchaser or its assets are subject, except for any such consents, approvals, actions or notices that will have been received by Purchaser, or any such notices that will have been provided by Purchaser, prior to the Closing, and except in the case of each of clauses (ii) and (iii), such as do not have or reasonably be expected to result in a material adverse effect (x) on the results of operations, assets, business, or condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole, or (y) on Purchaser’s ability to perform in any material respect on a timely basis its obligations under this Agreement and the Related Agreements.

c.  Valid Issuance. The Consideration Shares (and, if applicable, the Warrant) are duly authorized and, when issued at Closing, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances, other than restrictions on transfer provided for in this Agreement and the Lock Up Agreement. The Warrant Shares, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances, other than restrictions on transfer provided for in this Agreement and the Lock Up Agreement. Purchaser has reserved from its duly authorized capital stock a number of Common Stock for issuance of the Consideration Shares (and, if applicable, the Warrant Shares). The Additional Consideration Shares are duly authorized and, subject to obtaining the Purchaser Stockholders Approval, when issued, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances, other than restrictions on transfer provided for in this Agreement and the Lock Up Agreement.

d.  Offering. Neither Purchaser nor any of its affiliates or any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) to be integrated with prior offerings by Purchaser for purposes of the Securities Act which would require the registration of any such securities under the Securities Act. Neither Purchaser nor any person acting on its behalf has offered or sold any of the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) by any form of general solicitation or general advertising. Purchaser has offered the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) for sale only to Seller within the meaning of Rule 501 under the Securities Act. With respect to the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of Purchaser, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Purchaser participating in the offering thereof, any beneficial owner of 20% or more of Purchaser’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Purchaser in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Purchaser has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Purchaser has complied, to the extent applicable, with its disclosure obligations under Rule 506(e). Assuming the accuracy of Seller’s representations and warranties set forth in Sections 6(d) and 6(e), no registration under the Securities Act is required for the offer and sale of the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) by Purchaser as contemplated hereby and the issuance and sale of the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) hereunder does not contravene the rules and regulations of the NYSE American.

e.  SEC Reports. Since August 1, 2024, Purchaser has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (“1934 Act”) (all of the foregoing filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Purchaser included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Purchaser and its subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material either individually or in the aggregate).

f.  Registration Rights. Other than pursuant to the RRA, and except as disclosed in the SEC Reports, no person has any right to cause Purchaser to effect the registration under the Securities Act of any securities of Purchaser. Neither the execution or performance of the RRA, nor the filing of the Registration Statement (as defined therein) nor the offering or sale of the securities as contemplated by this Agreement gives rise to any rights for or relating to the registration of any shares of Common Stock or other securities of Purchaser that have not been validly waived.

g.  Listing and Maintenance Requirements. The shares of Common Stock are registered pursuant to Section 12(b) or 12(g) of the 1934 Act, and Purchaser has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act nor has Purchaser received any notification that the SEC is contemplating terminating such registration.

h.  Solvency. After giving effect to the transactions contemplated herein, Purchaser currently owns assets and property that have a fair saleable value greater than the amounts required to pay its debts.

i.  No Other Representations. Other than as expressly set forth in this Section 7 or any Related Agreement, neither Purchaser nor any other person makes or has made any other express or implied representation or warranty, either written or oral, that is not included in the representations and warranties set forth in this Section 7 or any Related Agreement.

8.  Certain Other Agreements.

a.  Shareholder Rights Plan. No claim will be made or enforced by Purchaser or, with the consent of Purchaser, any other person, that Seller or its affiliates are an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by Purchaser, or that any such person(s) could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) or under any other agreement between the Parties.

b.  Form D and Blue Sky. Purchaser agrees to file a Form D with respect to the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) as required under Regulation D. Purchaser shall take such action as the Purchaser shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) for sale pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Seller. Purchaser shall make all filings and reports relating to the offer and sale of the Consideration Shares (and, if applicable, the Warrant and Warrant Shares and the Additional Consideration Shares) required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

c.  Written Consents. Seller shall use its reasonable commercial efforts to obtain, promptly following the Execution Date, written consents (the “Written Consents”), duly executed by the Requisite Vote, approving this Agreement in accordance with the Delaware General Corporation Law. The Parties agree and acknowledge that the Written Consents shall be void and of no further effect if this Agreement is validly terminated.

d.  No Shorting. Seller covenants and agrees that commencing upon the execution of this Agreement and ending on the earlier of (i) the Closing Date and (ii) date of any termination of this Agreement pursuant to Section 10 (the “Restricted Period”), neither Seller nor any of its controlled affiliates nor any entity managed or controlled by Seller (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall (i) engage in or effect any “short sales” (as defined in Rule 200 of Regulation SHO under the 1934 Act, but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock) of Common Stock or (ii) execute any stock pledge, forward sales contract, option, put, call, swap or similar hedging arrangement (including on a total return basis), which establishes a net short position with respect to the Common Stock. In addition to the foregoing, in connection with any resale of Consideration Shares by Seller, each of the Restricted Persons shall comply with Regulation SHO.

e.  Purchaser Stockholders Approval. If Section 3.1(c)(ii) becomes applicable, then Purchaser undertakes to use its best efforts to take any and all additional action necessary under applicable law to call, give notice of and hold a meeting of its stockholders, using best efforts to hold such meeting as soon as possible after the Closing, to consider and vote to approve the issuance of the Additional Consideration Shares under NYSE American market rules (“Purchaser Stockholders Approval”), including using its best efforts to solicit and obtain the Purchaser Stockholders Approval. In the event Purchaser convenes such meeting, Seller undertakes to vote to approve such issuance at any meeting or pursuant to any written consent of Purchaser’s stockholders if such votes are allowed to be counted under NYSE American market rules.

9.  Confidentiality.

a.  Purchaser Confidential Information. As of the Closing, any and all Her2-Related Materials, whether actually delivered to Purchaser pursuant to Section 5(b) or not, as well as any and all other Asset Documents, shall automatically and immediately become, and shall for all purposes be deemed to be, “Purchaser Confidential Information.” Seller shall: (a) treat as confidential all Purchaser Confidential Information; (b) refrain from using, disclosing, publishing, sharing, transmitting, recreating, reproducing, modifying, or reverse engineering any Purchaser Confidential Information, provided that if the Seller is requested pursuant to applicable law, regulation, or legal, regulatory or judicial process to disclose any Purchaser Confidential Information, it shall furnish only that portion of the Purchaser Confidential Information that it determines, after consultation with its external counsel, is required and, to the extent legally permitted, shall provide the Purchaser with reasonable advance written notice of such disclosure in order to permit the Purchaser to seek confidential treatment of such information; and (c) use its reasonable commercial efforts to prevent disclosure, duplication, removal, and misuse of any Purchaser Confidential Information in its possession following the Closing. It is agreed that Purchaser Confidential Information will not include information that: (a) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to Purchaser; or (b) is now, or later becomes part of the general public knowledge or literature, other than as a result of a breach of this Agreement by Seller.

b.  Remedies. Seller agrees that a violation of any covenant set forth in this Section 9 will cause the Purchaser immediate, substantial, and irreparable harm. The Purchaser shall, in addition to any other rights and remedies available hereunder, at law or otherwise, be entitled to seek from any court of competent jurisdiction, temporary, preliminary, and permanent injunctive relief, without any requirement to post any bond or showing of actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled (including, but not limited to, monetary damages as may be awarded by a Court) under this Agreement, at law, or otherwise.

c.  Public Announcement. Each of the Parties hereto shall coordinate with each other all publicity relating to the transactions contemplated by this Agreement, and shall not issue any press release or other filing with the SEC relating to this Agreement or the transactions contemplated by this Agreement without first obtaining the prior consent of the other or its representative, except that neither party shall be precluded from timely making such filings or giving such notices as may be required by applicable law or the rules of any stock exchange.

10. Termination.

10.1  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)  by mutual written consent of the Parties;

(b)  by either Party if the Closing has not occurred by June 30, 2025 (as such date may be extended by mutual written agreement, the “Termination Date”); provided that a Party shall not be entitled to terminate this Agreement pursuant to this subsection (b) if that Party’s breach of this Agreement has prevented the occurrence of the Closing at or prior to such time; or

(c)  by Purchaser, if Written Consents executed by holders of the Requisite Vote shall not have been obtained within twenty-one (21) business days following the Execution Date.

10.2  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any Party hereto; provided that (i) Section 9c, this Section 10 and Section 11 shall survive any such termination, and (ii) nothing herein shall relieve any Party from any liability for fraud or a knowing and willful material breach of this Agreement prior to the time of such termination.

11. Miscellaneous.

a. Survival. This Agreement, its Schedules, and Exhibits and the terms, conditions and covenants contained herein shall survive Closing and shall not be merged therein, except that (i) the representations and warranties of Purchaser shall survive for twelve (12) months following the Closing Date, (ii) the representations and warranties of Seller in Section 6(f) (Solvency) shall survive for six (6) months following the Closing Date, and (iii) the other representations and warranties of Seller shall not survive the Closing.

b. Expenses of Parties. All expenses involved in the preparation and consummation of the transactions contemplated by this Agreement, including, but not limited to, fees of attorneys and accountants, shall be borne solely by the Party that has incurred such expense.

c. Notices. Any notice required to be given pursuant to this Agreement shall be in writing and sent by registered or certified mail (return receipt requested, postage prepaid), nationally recognized overnight carrier, or hand delivery, and shall be deemed to have been given on the date so delivered or transmitted. The notice should be given to each Party at its then-current business address, or to such other address, or to such other persons as may be designated by such Party. A copy of such notice or other communication required or permitted to be given hereunder shall also be sent by electronic delivery to the email address provided by each party.

d. Entire Agreement; Binding Effect. This Agreement, its Schedules, and Exhibits hereto contain the entire understanding and agreement by and between the Parties and supersede any prior understandings or other written or oral agreement by and between the Parties respecting the subject matter hereof, including the Term Sheet between the Parties, dated as of October 2024. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective personal representatives, successors, and permitted assigns. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

e. Amendments; Assignments. No amendment or modification of this Agreement or any part hereof shall be valid or effective unless in writing and signed by both Parties. No Party may assign this Agreement or any of its rights, or delegate any of its duties, under this Agreement without the prior written consent of the other Party.

f. Governing Law and Venue. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York. In the event of any legal action arising hereunder or between the Parties, such action shall be brought in and decided exclusively by the courts of the State of New York.

g. Further Acts. Each Party agrees to execute, acknowledge, seal, and deliver to the other after Closing, such further assurances, instruments and documents as the other Party may reasonably request, without additional consideration, in order to fulfill the intent of this Agreement, its Schedules, and Exhibits, and the transactions contemplated thereby.

h. Counterparts. This Agreement may be executed in counterparts and/or by electronic or facsimile signatures, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

i. Severability. The invalidity or unenforceability of any particular provision, paragraph or clause of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as though such invalid or unenforceable provision, paragraph or clause were omitted.

j.  Counsel. The Parties agree that the law firm of Stein Sperling Bennett De Jong Driscoll PC has been directed by and on behalf of the Purchaser to prepare this Agreement and represent the Purchaser’s interests. The Seller acknowledges that prior to execution of this Agreement, it has been advised to seek the advice of its own independent counsel regarding its rights and obligations under this Agreement. Upon execution, the Seller shall be considered to have exercised or waived such right.

k.  Costs of Enforcement. In the event of any legal action arising under this Agreement or any asserted breach thereof by a Party, the substantially prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing, attempting to enforce, or defending any of the terms, covenants, or conditions of this Agreement, including costs incurred prior to commencement of legal action and in any appeal.

l.  Bulk Sales Law Compliance. To the extent permitted under applicable law, the Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction that may otherwise be applicable with respect to the transactions described under this Agreement.

m.  No waiver of Breach. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provision hereof and no waiver shall be effective unless made in writing. No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision, irrespective of similarity, or shall constitute a continuing waiver unless otherwise expressly provided. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later.

n. Waiver of Jury Trial. THE PARTIES HERETO WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ITS SCHEDULES, AND EXHIBITS OR THE TRANSACTIONS CONTEMPLATED THEREIN.

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date.

PURCHASER:

OS THERAPIES INCORPORATED

By:	/s/ Paul Romness
Paul Romness, Chief Executive Officer

SELLER:

AYALA PHARMACEUTICALS INC.

By:	/s/ Ken Berlin
Kenneth Berlin, President and CEO